Exhibit 10.2

PERFORMANCE STOCK UNIT AGREEMENT

THIS PERFORMANCE STOCK UNIT AGREEMENT (this “Agreement”) is entered into as of the Grant Date (as defined below), by and between Grantee (as defined below) and Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company maintains the Bonanza Creek Energy, Inc. 2017 Long Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and Grantee has been selected by the board of directors of the Company (the “Board”) or the compensation committee of the Board (the “Committee”) or any authorized delegate to receive an Award of Stock Units (the “Award”) under the Plan and as set forth in this Agreement.

NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:

1.                                      Definitions. The following terms used in this Agreement shall have the meanings set forth in this Section 1:

a)                                     “Cause” has the meaning set forth in the CIC Severance Plan.

b)                                     “CIC Effective Date” has the meaning set forth in the CIC Severance Plan.

c)                                      “CIC Severance Plan” means the Bonanza Creek Energy, Inc. Fifth Amended and Restated Executive Change in Control and Severance Plan, as the same may be amended from time to time.

d)                                     “Date of Termination” has the meaning set forth in the CIC Severance Plan.

e)                                      “Designated Beneficiary” means the beneficiary or beneficiaries designated by Grantee in a writing filed with the Company in the form attached hereto as Exhibit A.

f)                                       “Disability” or “Disabled” has the meaning set forth in the CIC Severance Plan.

g)                                      “Eligible Individual” has the meaning set forth in the CIC Severance Plan.

h)                                     “Good Reason” has the meaning set forth in the CIC Severance Plan.

i)                                         “Grant Date” means the date on which this Award was granted, as set forth in the Grant Notice.

j)                                        “Grantee” means the employee of the Company specified in the grant notice issued by the Company on or about the Grant Date (the “Grant Notice”).

k)                                     “Performance Stock Units” means a performance-based Stock Units (as defined in the Plan) granted under this Agreement and subject to the terms of this Agreement and the Plan.

l)                                         “Release” has the meaning set forth in the CIC Severance Plan.

m)                                 “Service Agreement” means any applicable agreement between the Company and Grantee regarding Grantee’s Service with the Company.

Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

2.                                      Award.  Grantee is hereby granted a Performance Stock Unit award covering the number of Performance Stock Units set forth in the Grant Notice.

3.                                      Vesting.  Except as set forth in Sections 4 and 5, the Performance Stock Units shall vest in accordance with the vesting schedule set forth in subsection (a), (b), and (c) of this Section 3.  A Performance Stock Unit will vest only to the extent it time vests pursuant to Section 3(a) and performance vests pursuant to Section 3(b) or 3(c), as applicable.  Any Performance Stock Units that do not time-vest will be forfeited for no consideration upon a Participant’s termination of employment, and any Performance Stock Units that do not performance-vest as of the conclusion of the Performance Period in accordance with Section 3(b) will be forfeited for no consideration at the conclusion of the Performance Period.

a)                                     Service Vesting Requirement.  Except as otherwise provided herein, 100% of the Performance Stock Unit award granted hereunder shall time vest only if Grantee remains in continuous employment with the Company or any Subsidiary through the end of the Performance Period.  The “Performance Period” is the period beginning [        ] and ending [         ].

b)                                     TSR Performance Vesting Requirement.  [     ] percent (   %) of the Performance Stock Units (the “TSR PSUs”) subject to this Award shall performance vest based upon the satisfaction of a performance vesting requirement based on the Relative Total Shareholder Return (“TSR”) of the Company as compared to the TSR of the Company’s eleven peer companies, as listed on Exhibit B (the “Peer Group”) with respect to Performance Period.

i.                                          Earning of Award.  The extent to which the TSR PSUs will performance vest is based on both (A) the Company’s Absolute TSR Performance and (B) the Company’s Relative TSR Performance based on the following chart:

Absolute TSR Performance

Relative TSR Performance

ii.                                       Calculation of TSR.

“TSR” =	Change in Stock Price + Dividends Paid
Beginning Stock Price

A.                                    “Beginning Stock Price” shall mean the volume-weighted average price (“VWAP”) of a share of stock, as reported in transactions on the applicable stock exchange or market, during the 30 trading days immediately prior to the first trading day of the Performance Period;

B.                                    “Ending Stock Price” shall mean the VWAP of a share of stock, as reported in transactions on the applicable stock exchange or market, during the last 30 trading days of the Performance Period;

C.                                    “Change in Stock Price” shall equal the Ending Stock Price minus the Beginning Stock Price;

D.                                    “Dividends Paid” shall mean the total of all dividends paid on one share of stock during the Performance Period, provided that dividends shall be treated as though they are reinvested; and

E.                                     In all events, TSR shall be adjusted to give effect to any stock dividends, stock splits, reverse stock splits and similar transactions.

iii.                                    Calculation of Company’s TSR Percentile Ranking. The Company shall determine (i) the Company’s TSR for the Performance Period and (ii) the TSR for the Performance Period of each member of the Company’s Peer Group, as listed on Exhibit B. The Company’s TSR Percentile Ranking is the percentage of TSRs of the companies in the Peer Group that are lower than the Company’s TSR.

iv.                                   Changes in Peer Group. When calculating TSR for the Performance Period for the Company and the Peer Group, (A) subject to (B), below, the performance of a company in the Peer Group will not be used in calculating the TSR of that member of the Peer Group if the company is not publicly traded (i.e., has no ticker symbol) at the end of the Performance Period; (B) the performance of the surviving entities will be used in the event there is a combination of any of the Peer Group companies during the measurement period; and (C) no new companies will be added to the Peer Group during the Performance Period (including a company that is not a Peer Group member which acquires a member of the Peer Group). Notwithstanding the foregoing provisions of this subsection (iv), the Committee may disregard any of these guidelines when evaluating changes in the membership of the Peer Group during the Performance Period in any particular situation, as it deems reasonable in the exercise of its discretion.

c)                                      ROCE Performance Vesting Requirement.  The remaining [     ]% of the Performance Stock Units (the “ROCE PSUs”) will performance vest based upon the average annual return on capital employed (“ROCE”) over the Performance Period.

i.                                          Earning of Award.  The extent to which the ROCE PSUs will performance-vest is based on the level at which the average annual ROCE target is achieved, as reflected in the following chart:

	Average Annual ROCE Performance	Payout %
Below
Threshold
Target
Superior
Maximum

ii.                                       Calculation of ROCE for each year during the Performance Period.

“ROCE” of the applicable year during the Performance Period	=	Recurring EBITDAX - DD&A
Employed Capital

A.                                    “Recurring EBITDAX” shall mean the Company’s earnings before interest and taxes, depreciation, depletion, amortization, exploration expenses, and other non-cash and non-recurring charges for the applicable year;

B.                                    “DD&A” shall mean the Company’s depreciation, depletion and amortization of the applicable year;

C.                                    “Employed Capital” shall mean (1) (x) the sum of the Company’s total assets as reported on the Company’s financial statements for the year immediately prior to the applicable year, plus the Company’s total assets as reported on the Company’s financial statements for the applicable year, (y) with such sum divided by two, minus (2) (x) the sum of the Company’s total current liabilities as reported on the Company’s financial statements for the year immediately prior to the applicable year, plus the Company’s total current liabilities as reported on the Company’s financial statements for the applicable year, (y) with such sum divided by two;

D.                                    In all events, ROCE shall be adjusted to give effect to any stock dividends, stock splits, reverse stock splits and similar transactions.

4.                                      Termination of Services.

a)                                     Termination by Company for any reason other than Cause or by Grantee for Good Reason.  Except as may otherwise be provided in any applicable Service Agreement, if the Grantee’s employment is terminated by the Company for any reason other than Cause or by Grantee for Good Reason, a pro-rata portion of the Performance Stock Units shall vest as of such Date of Termination, subject to Grantee’s execution and non-revocation of a Release within 60 days of Grantee’s Date of Termination.  Such pro rata portion shall be equal to (i) the number of Performance Stock Units set forth in the Grant Notice (i.e., the number of Performance Stock Units that would be paid out at the target performance level) multiplied by (ii) a fraction, the numerator of which is the number of days of the Performance Period the Grantee remained an employee with the Company and the denominator of which is the number of days in the Performance Period.  All Performance Stock Units that remain unvested following the pro-rata vesting in accordance with this Section 4(a) will be automatically forfeited upon such Date of Termination.

b)                                     Termination by the Company for Cause; resignation by the Grantee not for Good Reason.  Except as may otherwise be provided in any applicable Service Agreement, if the Grantee’s employment is terminated by the Company for Cause or due to a resignation by the Grantee for any reason other than Good Reason, Grantee shall forfeit any Performance Stock Units that have not fully vested in accordance with Section 3 as of the Date of Termination. All Performance Stock Units that are not earned based on performance during the Performance Period will be automatically forfeited as of the end of such Performance Period.

5.                                      Change in Control.  In the event of a Change in Control, if the Award is (a) continued or assumed or (b) substituted or replaced with an award with respect to cash or shares of the acquirer in such Change in Control, in each case, with substantially equivalent terms and value as the Award; provided that the Committee, in its discretion, may choose to revise or eliminate any performance-based vesting conditions as it deems appropriate (as applicable, “Assumed”), on the CIC Effective Date, and Grantee subsequently incurs a termination of employment covered by Section 5(d) of the CIC Severance Plan (without regard to whether Grantee is an Eligible Individual under the CIC Severance Plan), any unvested Performance Stock Units shall vest in full at the target performance level as of Grantee’s Date of Termination, subject to Grantee’s execution and non-revocation of a Release within 60 days of Grantee’s Date of Termination.  If the Award is not Assumed on the CIC Effective Date, any unvested Performance Stock Units shall vest in full at the target performance level on the CIC Effective Date and no further benefit or payment shall be provided in respect thereof.

6.                                      Payment.  Payment in respect of vested Performance Stock Units shall be made by the Company as soon as administratively practicable (and in no event later than 74 days) after the applicable vesting date. The Company shall settle vested Performance Stock Units by issuing Grantee a number of shares of Stock equal to the number of vested Performance Stock Units.

7.                                      Withholding.

a)                                     Any income taxes, FICA, state disability insurance or other similar payroll and withholding taxes (“Withholding Obligation”) arising with respect to the Performance Stock Units are the sole responsibility of Grantee. Any Withholding Obligation that arises as a result of the payment of cash amounts pursuant to the Dividend Equivalent Right set forth in Section 9 below shall be withheld by the Company in cash from the amounts paid. Any Withholding Obligation that arises as a result of the settlement of vested Performance Stock Units through granting of Stock pursuant to Section 6 above shall be settled pursuant to Sections 7(b) or 7(c) below.

b)                                     By accepting this Agreement, Grantee hereby elects, effective on the Grant Date, to sell shares of Stock held by Grantee in an amount and at such time as is determined in accordance with this Section 7(b), and to allow the Agent, as defined below, to remit the cash proceeds of such sales to the Company as more specifically set forth below (a “Sell to Cover”) to permit Grantee to satisfy the Withholding Obligation to the extent the Withholding Obligation is not otherwise satisfied pursuant to the provisions of Section 7(c) below and further acknowledges and agrees to the following provisions:

i.                                          Grantee hereby irrevocably appoints the Company’s designated broker E*TRADE Securities LLC, or such other broker as the Company may select, as Grantee’s agent (the “Agent”), and authorizes and directs the Agent to:

1.                                      Sell on the open market at the then prevailing market price(s), on Grantee’s behalf, as soon as practicable on or after the delivery of Stock in settlement of vested Performance Stock Units, the number (rounded up to the next whole number) of shares of Stock sufficient to generate proceeds to cover (A) the satisfaction of the Withholding Obligation arising from the settlement of the vested Performance Stock Units to the extent not otherwise satisfied pursuant to Section 7(c) and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto;

2.                                      Remit directly to the Company the proceeds necessary to satisfy the Withholding Obligation;

3.                                      Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale; and

4.                                      Deposit any remaining funds in Grantee’s account.

ii.             Grantee acknowledges that Grantee’s election to Sell to Cover and the corresponding authorization and instruction to the Agent set forth in Section 7(b) is intended to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (Grantee’s election to Sell to Cover and the provisions of Section 7(b), collectively, the “10b5-1 Plan”). Grantee acknowledges that by accepting this Award, he or she is adopting the 10b5-1 Plan to permit Grantee to satisfy the Withholding Obligation. Grantee hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Stock that must be sold pursuant to Section 7(b) to satisfy the Withholding Obligation.

iii.            Grantee acknowledges that the Agent is under no obligation to arrange for the sale of Stock at any particular price under this 10b5-1 Plan and that the Agent may effect sales as provided in this 10b5-1 Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to Grantee’s account. In addition, Grantee acknowledges that it may not be possible to sell shares of Stock as provided for in this 10b5-1 Plan and in the event of the Agent’s inability to sell shares of Stock, Grantee will continue to be responsible for the Withholding Obligation.

iv.                                   Grantee hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this 10b5-1 Plan. The Agent is a third-party beneficiary of Section 7(b) and the terms of this 10b5-1 Plan.

v.                                      Grantee’s election to Sell to Cover and to enter into this 10b5-1 Plan is irrevocable. This 10b5-1 Plan shall terminate not later than the date on which the Withholding Obligation arising from the payment of the vested Performance Stock Units is satisfied.

c)                                      Alternatively, or in addition to or in combination with the Sell to Cover provided for under Section 7(b), if authorized by the Committee, Grantee may satisfy the Withholding Obligation through Grantee surrendering shares of Stock to which Grantee is otherwise entitled to under the Plan with an aggregate fair market value that is not more than the maximum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such taxable income).

8.                                      No Stockholder Rights. Grantee shall have no voting, dividend, or other stockholder rights in respect of the Performance Stock Units granted hereunder. Upon the issuance of shares of Stock as payment under this Agreement, Grantee shall have all of the rights of a stockholder with respect to such shares of Stock as of the date Grantee becomes the record owner of such shares.

9.                                      Dividend Equivalent Right. Grantee shall be entitled to a Dividend Equivalent Right entitling Grantee, with respect to each Performance Stock Unit, to receive a cash payment based on the regular cash dividends that would have been paid on a share of Stock during the period between the Grant Date of the Performance Stock Units and the date the Performance Stock Units are paid pursuant to Section 6. All amounts payable as a result of such Dividend Equivalent Right shall be accumulated and paid to Grantee in cash on the date that payment is made in respect of the related Performance Stock Units in accordance with Section 6, above.  For the sake of clarity, no Dividend Equivalent Rights shall be paid in respect of PSUs that are forfeited.

10.                               Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of Grantee or benefits distributable to Grantee under this Agreement have not been exercised or distributed, respectively, at the time of Grantee’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. If a deceased Grantee fails to designate a beneficiary, or if the Designated Beneficiary does not survive Grantee, any rights that would have been exercisable by Grantee and any benefits distributable to Grantee shall be exercised by or distributed to the legal representative of the estate of Grantee. If a deceased Grantee designates a beneficiary and the Designated Beneficiary survives Grantee but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

11.                               Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Board or the Committee, and the Board or the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Board or the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

12.                               Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by Grantee from the office of the Secretary of the Company, and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Board or the Committee from time to time pursuant to the Plan.  For clarity, if Grantee participates in the CIC Severance Plan, nothing in this Agreement is intended to supersede any provisions of the CIC Severance Plan, including without limitation the definitions of “Cause,” Disability” and “Good Reason” therein, and in the event of any conflict between this Agreement and the CIC Severance Plan, the provisions of the CIC Severance Plan shall control.

13.                               Fractional Shares. In lieu of issuing a fraction of a share of Stock resulting from an adjustment of the Award pursuant to Section 17.4 of the Plan or otherwise, the Company will be entitled to pay to Grantee an amount in cash equal to the fair market value of such fractional share.

14.                               Not An Employment Contract. The Award will not confer on Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Grantee’s Service at any time.

15.                               Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

16.                               Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of Grantee and the Company without the consent of any other person.

17.                               409A Savings Clause. All amounts payable hereunder are intended to comply with the requirements of Section 409A, and this Agreement shall be interpreted accordingly.

18.                               Electronic Acceptance. By logging into and accepting this Agreement through Grantee’s account with the Agent, Grantee (a) understands, represents, acknowledges and agrees to be bound by this Agreement as if Grantee had manually signed this Agreement, (b) agrees that Agent or its designee shall obtain and retain custody of the shares of Stock issuable upon settlement of vested Performance Stock Units until such time as all withholding obligations have been satisfied, (c) elects to conduct a Sell to Cover to satisfy the Withholding Obligation in accordance with Section 7(b) of the Agreement, (d) represents and warrants that (i) Grantee has carefully reviewed Section 7(b) of this Agreement, (ii) Grantee is not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales and does not have, and will not attempt to exercise, authority, influence or control over any sales of Stock effected by the Agent and (iii) as of the date Grantee accepts this Agreement, Grantee is not aware or in possession of any material, nonpublic information with respect to the Company or its affiliates or any of their respective securities. In the event that Grantee does not accept this

Agreement through the Agent’s online grant acceptance system within 90 days of the Grant Date, the Company shall have the option, but not the obligation, to cancel and revoke the Award represented by this Agreement, and the Award shall be forfeited by Grantee without any further consideration.

Exhibit A

Bonanza Creek Energy, Inc. 2017 Long Term Incentive Plan Beneficiary Designation

Primary Beneficiary

I hereby designate the following person or persons as primary Beneficiaries of my Account under the Plan payable in the event of my death.

Name:	Name:
Social Security Number:	Social Security Number:
Address:	Address:
Date of Birth:	Date of Birth:
Relationship to Participant:	Relationship to Participant:
Percentage:	Percentage:

The total of the percentages cannot exceed 100%. When more than one Beneficiary is designated, and no percentage is specified, payment will be made in equal shares to each surviving Beneficiary, or all to the last surviving Beneficiary.

Contingent Beneficiary

In the event that there is no living primary Beneficiary at my death, I hereby designate the following person or persons as contingent Beneficiaries of my Account:

Name:	Name:
Social Security Number:	Social Security Number:
Address:	Address:
Date of Birth:	Date of Birth:
Relationship to Participant:	Relationship to Participant:
Percentage:	Percentage:

The total of the percentages cannot exceed 100%. When more than one Beneficiary is designated, and no percentage is specified, payment will be made in equal shares to each surviving Beneficiary, or all to the last surviving Beneficiary.

Participant Signature

I reserve the right to revoke or change any Beneficiary designation. I hereby revoke all my prior designations (if any) of primary and contingent Beneficiaries.

Signature	DATE

Print Name

Please return this form to Human Resources when you have completed it.

A-1

Exhibit B

Peer Group

1.                                      Matador Resources Company

2.                                      Extraction Oil & Gas, Inc.

3.                                      Callon Petroleum Company

4.                                      SRC Energy Inc.

5.                                      Carrizo Oil & Gas, Inc.

6.                                      WildHorse Resource Development Corporation

7.                                      Halcon Resources Corporation

8.                                      Resolute Energy Corporation

9.                                      Eclipse Resources Corporation

10.                               Abraxas Petroleum Corporation

11.                               High Point Resources Corporation

B-1